Exhibit 10.3

Carbon Natural Gas Company

Annual Incentive Plan

2017

Carbon Natural Gas Company

2017 Annual Incentive Plan

Plan Objectives

The Annual Incentive Plan is designed to meet the following objectives:

●	Provide an annual incentive plan that is performance driven and is focused on objectives which are critical to the success of Carbon Natural Gas Company and to the creation of value for shareholders.

●	Offer competitive cash compensation for employees.

●	Reward outstanding achievement.

●	Recruit and retain key employees.

Plan Outline

The Plan provides for Annual Incentive Awards which will be determined on the basis of the Company’s achievement of Financial and Operating Performance Measures.

60 percent of the Incentive Award will be based on Financial and Operating Performance Measures selected by the Board of Directors.

40 percent of the Incentive Award will be a Discretionary Award determined by the Board of Directors.

The Plan period is from January 1, 2017 to December 31, 2017.

Performance Measures and Weighting

The Board of Directors will establish the Financial and Operating Performance Measures, the Threshold, Target and Outstanding performance levels and the weighting for each Performance Measure.

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Carbon Natural Gas Company

2017 Annual Incentive Plan

The Financial and Operating Performance Measures and Targets for the 2017 Annual Incentive Plan are set forth below:

Performance Measure	Weighting	Threshold	Target	Outstanding

Debt to Adjusted EBITDA Ratio	25%	3.0	2.7	2.4

Net Annual Production (MMcfe)	25%	5,350	5,850	6,250

Lease Operating Expenses ($/unit)	25%	$1.16	$1.05	$.94

G&A per Unit of Net Production	25%	$.95	$.83	$.72

Total of Performance Measures	100.00%

Board of Directors Discretionary Component_40% of Award

The discretionary component is designed to address notable achievements which may not be captured in the Performance Measures component of the Plan.

Range of Board Discretionary Incentive Award:	0% - 200%

Plan Administration

The Plan will be administered by the Compensation, Nominating and Governance Committee. The Chief Financial Officer will verify the calculations for the financial and operating measures.

The Board may not increase payout amounts above the outstanding level for performance categories which depend on the achievement of specific Company targets. Payments related to performance categories that are tied to the achievement of specific targets are capped once the highest level is achieved. The Board can, in its discretion, reduce or increase the payout amounts for performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures including acquisitions, commodity prices or other factors considered appropriate by the Board.

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Award Achievement Levels

Award Achievement Levels for the Plan will be:

●	Threshold	Level at which Minimum Award payout occurs

●	Target	Level at which the Target Award percentage is authorized.

●	Outstanding	Level at which 200% of the Target Award is authorized.

Achievement percentages between Threshold, Target and Outstanding will be determined by linear interpolation.

Targets maybe adjusted for material changes made during the year to the business plan. Increases or decreases to the capital expenditure budget will cause the affected measures and results to be proportionately adjusted.

Performance Targets

Performance targets will be set for each Measure. Performance results below the Threshold in any one Measure will equate to a zero completion percentage for that Measure.

A minimum 30% overall completion achievement is required for the total Plan in order for any Incentive Award payments to be made under the Plan, subject to the discretion of the Board.

Achievement Calculation

Achievement percentages for each individual Measure will be equal to the calculated completion percentage of the Measure times the weighting for that Measure. The overall completion percentage for the Plan for Financial and Operating Measures will be the sum of the weighted completion percentages for each individual Measure.

The Board will determine the Discretionary Award which may range from 0% to 200% achievement and which will account for 40% of the overall Incentive Award.

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Participants

The CEO shall determine which employees are to be participants in the Plan.

The Target Award percentages for the CEO and the named executive officers of the Company (Exhibit A) are established by the Board of Directors. The Board of Directors shall determine Award levels for the Chief Executive Officer, Chief Financial Officer, President and the Staff Pool. The CEO is authorized to establish and adjust at his discretion the Target Award percentages for Staff Pool participants and the allocation of Incentive awards to the Staff Pool Participants.

Incentive Awards will be calculated based upon the participant’s average base salary during the Plan year or earned salary during the Plan year if the Participant was a new hire during the year, took a leave of absence, or was absent due to an unforeseen circumstance.

If a participant’s employment with the Company terminates for any reason prior to payment of the Incentive Award, the Incentive Award (if any) may be authorized and paid at the discretion of the Board of Directors.

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Performance Measure	Debt to Adjusted EBITDA Ratio

Target	Year End Debt to Adjusted EBITDA Ratio of 2.7

Definition	Debt to Adjusted EBITDA Ratio at December 31, 2017

Bank debt shall be defined as outstanding borrowings on the Company’s credit facility.

Adjusted EBITDA will include cash settlements related to current period derivative contracts and exclude the effects related to mark to market valuations.

The Board may consider adjusting the ratio due to changes in working capital or to corporate or asset acquisitions during the year.

Adjusted EBITDA shall be defined as the Adjusted EBITDA for the fourth quarter of 2017 multiplied by 4.

Award Levels	●	Threshold	3.0

	●	Target	2.7

	●	Outstanding	2.4

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Performance Measure	Net Annual Production

Target	Net annual proved developed production of 5,850 MMcfe.

For purposes of the Plan, net equivalent production shall be measured by calculating the natural gas equivalent value as determined by the ratio of one barrel of oil equal to 15 mcf of natural gas.

Definition	Net proved developed production from January 1, 2017 to December 31, 2017. The Board may consider adjusting proved developed production to include changes due to corporate or asset acquisitions during the year (if such adjustments have a material effect on production).

Awards Level	●	Threshold	5,350 MMcfe

	●	Target	5,850 MMcfe

	●	Outstanding	6,250 MMcfe

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Performance Measure	Lease Operating Expenses $ per unit of Net Production

Target	Lease Operating Expenses of $1.05 per unit of net production equivalent.

For purposes of the Plan, net equivalent production shall be measured by calculating the natural gas equivalent value as determined by the ratio of one barrel of oil equal to 15 mcf of natural gas.

The Board may consider adjusting lease operating expense per unit of net production equivalent to include changes due to corporate or asset acquisitions during the year (if such adjustments have a material effect on the per unit expense).

Definition	Actual Cash Lease Operating Expenses.

Award Levels	●	Threshold	$1.16 per Unit

	●	Target	$1.05 per Unit

	●	Outstanding	$.94 per Unit

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Performance Measure	G&A Cost $/unit of Net Production

Target	Actual Cash General and Administrative Expense of $.83 per unit of Net Proved Developed Production Equivalent.

For purposes of the Plan, Annual Incentive Plan Award amounts shall be excluded from cash general and administrative expenses and net equivalent production shall be measured by calculating the natural gas equivalent value as determined by the ratio of one barrel of oil equal to 15 mcf of natural gas.

The Board may consider adjusting cash general and administrative expense per unit of net proved developed production equivalent to include changes due to corporate or asset acquisitions during the year (if such adjustments have a material effect on per unit expense).

Definition	Actual Cash General and Administrative Expenses.

Awards Level	●	Threshold	$ .95 per Unit

	●	Target	$ .83 per Unit

	●	Outstanding	$ .72 per Unit

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Carbon Natural Gas Company

2017 Annual Incentive Plan

Exhibit A

Name	Title	Target Bonus Award %

Patrick R. McDonald	Chief Executive Officer	100
Kevin D. Struzeski	Chief Financial Officer	65
Mark D. Pierce	President	65

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